UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

 Date of Report (Date of earliest event reported): April 25, 2018

TWINLAB CONSOLIDATED HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-55181	46-3951742
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

4800 T-Rex Avenue, Suite 305, Boca Raton, Florida	33431
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(561) 443-5301

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective April 25, 2018, Ms. Naomi Whittel has resigned from her position as Chief Executive Officer of Twinlab Consolidated Holdings, Inc. (the “Company”) and as a member of the Company’s Board of Directors, in order to pursue other opportunities.

On April 27, 2018, the Company and Ms. Whittel entered into a Separation and Release Agreement (the “Separation Agreement”). Pursuant to the Separation Agreement, Ms. Whittel will be permitted to sell products of the Company and its affiliates (“Company Products”) on the websites of the companies with whom she is affiliated with; however, Ms. Whittel has agreed not to directly or indirectly sell, and will not permit her associated companies to directly or indirectly sell, any products that compete with the Company Products without the prior written consent of the Company.

Ms. Whittel will receive her salary for days worked through the April 25, 2018 (“Separation Date”). Ms. Whittel further agrees that her continuing obligations arising under her Employment Agreement (the “Employment Agreement”), and the Unit Purchase Agreement between her (as Naomi L. Balcome), Robert G. Whittel and the Company dated September 2, 2014, as amended, (the “Unit Purchase Agreement”) remain in full force and effect.

In mutual consideration, the Company agrees to discontinue use of her name and likeness, and to transfer ownership of the Company’s POWERPHENOLS and AUTOPHATEA trademarks to Ms. Whittel.

As consideration for the ability to sell Company Products during non-competition periods in the Employment Agreement and the Unit Purchase Agreement and in consideration of the other terms and conditions of the Separation Agreement, Ms. Whittel will forfeit any vacation pay she may have been entitled to, and shall not receive any additional compensation of any kind, in respect to employment by Company.   Ms. Whittel further agrees to surrender to the Company her 3,000,000 shares of common stock, as well as reimburse the Company for expenses and obligations incurred by the Company or its affiliates in relation to the purchase, marketing, promotion and sale of her Glow15 book and related programs (the “Book” and the “Kits”), in addition Ms. Whittel will also reimburse the Company for an amount no less than $103,037.00, for fees incurred by certain consultants.

The Company will continue to provide fulfillment services for Ms. Whittel’s Books and Kits until the latter of either April 30, 2018 or until such time as Ms. Whittel has her e-commerce site set up. On April 30, 2018, any unsold Kits will be invoiced to Ms. Whittel, who will pay the Company the cost of those Kits plus any shipping and handling fees that incurred. All revenue of Book and Kit orders fulfilled by the Company on Ms. Whittel’s behalf during this transition period will belong to the Company.

The Separation Agreement includes mutual release, non-disparagement, and similar provisions typical for this type of separation agreement.

Pursuant to the Separation Agreement, Ms. Whittel agreed to certain standstill provisions through October 9, 2019, regarding taking certain actions, including the acquisition of securities and assets of the Company, any tender offer, exchange offer, merger or other business combination, any recapitalization, restructuring, liquidation, dissolution or extraordinary transaction or the solicitation of proxies or consents to vote, seek representation on or control or influence management of the Board, or enter into discussions with any third party regarding any of these items.

The Separation Agreement provides Ms. Whittel with a seven (7) day revocation period from the date of execution (the “Revocation Period”), and the Separation Agreement is not effective until the Revocation Period has expired.

The foregoing description of the Separation Agreement is qualified in its entirety by reference to the full text of such document, which document is filed as Exhibit 10.176 to this Report. The foregoing descriptions of the Employment Agreement and Unit Purchase Agreement are qualified in their entirety by reference to the full text of the Employment Agreement and Unit Purchase Agreement, and Amendment No. 1 to Unit Purchase Agreement, included as Exhibits 10.1, 10.103 and 10.104, respectively, and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(b)        Exhibits.

Exhibit 10.176	Separation and Release Agreement, dated as of April 25, 2018, by and between Twinlab Consolidated Holdings, Inc. and Ms. Naomi Whittel.
Exhibit 10.1

Employment Agreement by and between the Company and Naomi L. Whittel dated September 21, 2016 and made effective as of March 16, 2016 (incorporated by reference to the Current Report on Form 8-K filed by the Company on September 26, 2016).

Exhibit 10.103

Unit Purchase Agreement, dated as of September 2, 2014, by and among Naomi L. Balcombe, Robert Whittel and Twinlab Consolidation Corporation (incorporated by reference to the Current Report on Form 8-K filed by the Company on October 8, 2015).

Exhibit 10.104

Amendment No. 1 to Unit Purchase Agreement, dated as of July 17, 2015, by and among Naomi L. Balcombe, Robert Whittel and Twinlab Consolidation Corporation (incorporated by reference to the Current Report on Form 8-K filed by the Company on October 8, 2015).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TWINLAB CONSOLIDATED HOLDINGS, INC.

Date: April 30, 2018	By:	/s/ Alan S.Gever
Alan S. Gever
CFO/COO